UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 19, 2011

FOSTER WHEELER AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland (State or Other Jurisdiction of Incorporation)	001-31305 (Commission File Number)	98-0607469 (IRS Employer Identification No.)

80 Rue de Lausanne, CH-1202, Geneva, Switzerland (Address of Principal Executive Offices)	1202 (Zip Code)

Registrant’s telephone number, including area code: +41 22 741 8000
Not applicable (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On July 25, 2011, Foster Wheeler AG (the “Company”) announced that its Board of Directors has elected J. Kent Masters to serve as the Company’s Chief Executive Officer effective October 1, 2011.

Mr. Masters, who is 50 years old, has served as a member of the Executive Board of The Linde Group, a global leader in gases and engineering, with responsibility for the Americas, Africa, the South Pacific, the global business unit Healthcare, and the business area Merchant and Packaged Gases since 2006.  Prior to joining Linde AG, Mr. Masters was a member of the board of directors of BOC Group, plc, a global industrial gas company, which was acquired by Linde AG in 2006.  At BOC Group, plc, he also served as President, Process Gas Solutions-Americas, from 2002-2005, and as Chief Executive, Industrial and Special Products, from 2005 until 2006.  Mr. Masters has been a director of Rockwood Holdings, Inc., a public company traded on the New York Stock Exchange, since May 2007.

On July 21, 2011, Foster Wheeler Inc. (“FWI”), a subsidiary of the Company, entered into an employment agreement (the “Masters Agreement”) with Mr. Masters, pursuant to which Mr. Masters will commence serving as the Chief Executive Officer of the Company, effective October 1, 2011 (the “Effective Date”).  The Masters Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.  The following summary of the Masters Agreement is qualified in its entirety by reference to the attached Masters Agreement.

Pursuant to the terms of the Masters Agreement, Mr. Masters will perform his duties at the Company’s offices in Geneva, Switzerland.  The Masters Agreement provides for a three-year term that shall be automatically extended for 1 year unless either FWI or Mr. Masters has given written notice to the other at least 180 days prior to the expiration of the term that the term shall not be so extended.  The Masters Agreement terminates prior to the expiration of the term or any renewal period upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

The Masters Agreement provides that, during the first open trading window subsequent to the Effective Date, Mr. Masters shall receive:

•
a sign-on equity grant consisting of restricted stock units with an economic value on the grant date of approximately $4,500,000.  The restricted stock units will vest in equal one-third increments on the first, second and third anniversaries of the grant date and shall vest immediately if Mr. Masters were to be terminated without cause or resign for good reason, as those terms are defined in the Masters Agreement and summarized below.

•
an additional equity grant of restricted stock units with a value of approximately $1,720,000, options with a value of approximately $1,290,000, and restricted stock units with performance goals with a value of approximately $1,290,000. These restricted share units and options will vest in equal one-third increments on the first, second and third anniversaries of the grant date, and the restricted share units with performance goals will vest on the later of the third anniversary of the grant date or the date the applicable performance criteria are certified to have been met.  This equity grant will be in accordance with the terms of the Company’s Omnibus Incentive Plan.

The Masters Agreement also provides that Mr. Masters will receive (1) an equity grant in 2012 with a value of no less than the proportional amount of $4,300,000 that reflects the number of days from October 1, 2011 to the date of the grant divided by 365, and (2) an equity grant in 2013 with a value of no less than $4,300,000.  He will be subject to the Company’s Share Ownership Guidelines.

Mr. Masters’s initial base salary will be $1,050,000, and his base salary is subject to review from time to time in accordance with the Company’s policies.

The Masters Agreement provides for an annual short-term incentive compensation target of 110% of base salary up to a maximum of 220% of base salary based upon targeted business objectives as established in advance.  His short-term incentive compensation for 2011 will be prorated from the Effective Date.

The Masters Agreement provides that Mr. Masters will receive a one-time relocation allowance of net CHF 30,000 and a housing allowance of net CHF 20,000 per month, and the Company will pay for his relocation to Switzerland based upon its usual policies and practices.  He will be provided with tax equalization and with an automobile based upon the Company’s policies.

In the event of any termination of Mr. Masters’s employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

For purposes of the Masters Agreement, “cause” means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board’s judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform any legally permissible duty of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics.  “good reason” means a material negative change in the employment relationship without Mr. Masters’s consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for other senior executives of the Company, (iii) exclusion from executive benefit/compensation plans that results in an material diminution of Mr. Masters’s total compensation or bonus opportunities, (iv) a material change in the geographic location at which Mr. Masters must perform his services, which shall be defined as any relocation outside of Switzerland, or (v) material breach of the agreement.  For each event of good reason described above, Mr. Masters must notify us within 90 days of the event, provide us with 30 days to cure, and resign within 60 days of the end of the cure period.

In the event of (A) termination of employment during the term by us without cause, or (B) resignation by Mr. Masters for good reason, we will provide to Mr. Masters, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which senior executives of the Company are paid, (ii) 2 lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) career transition services not to exceed $8,000.

If, within 24 months of a “change of control,” as defined in the Masters Agreement, we terminate Mr. Masters’s employment without cause, or if Mr. Masters terminates his employment for good reason, we will provide to Mr. Masters, in addition to those payments to be paid or provided upon any such termination, full and immediate vesting of all outstanding equity awards and an additional payment equal to the pro rata portion of his annual cash incentive payment at target through the date of termination. If any payments to Mr. Masters are subject to the “golden parachute” excise tax under Sections 280G or 4999 of the Internal Revenue Code, or any comparable law, a “modified cap” would be applied, by which Mr. Masters would receive the greater of (a) the total parachute payments net of all income and excise taxes, or, (b) the total parachute payment reduced to the amount that would result in the payment of no excise taxes, net of income taxes.

Mr. Masters has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment.  He has also agreed that, upon termination for any reason, and for two years thereafter, he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers.

Amendment to Employment Agreement with Interim Chief Executive Officer

On July 20, 2011, Foster Wheeler Inc. (“FWI”), a subsidiary of the “Company, and Umberto della Sala, the Company’s Interim Chief Executive Officer (“Interim CEO”), entered into a Fourth Amendment (the “Amendment”) to his Employment Agreement.  The Amendment extends Mr. della Sala’s potential term and compensation as the Company’s Interim CEO from July 22, 2011 through September 30, 2011, and it accelerates the vesting dates for certain of his outstanding restricted stock units and stock options so that all of his restricted stock units and options will vest by no later than December 31, 2012, as described in more detail below.  The Amendment is attached hereto as Exhibit 10.2 and is incorporated into this Item 5.02 by reference.  The following summary of the Amendment is qualified in its entirety by reference to the attached Amendment.

The Amendment entitles Mr. della Sala to additional grants of restricted stock units with a value on the grant date of $227,000 and stock options with a value on the grant date of $227,000, with the grants to be made during the Company’s first open trading window subsequent to the Amendment.  The number of restricted stock units and stock options will be determined pursuant to a methodology approved by the Company’s Compensation Committee.  The restricted stock units and stock options will vest on December 31, 2012, provided that Mr. della Sala is still employed by FWI on such date.  The restricted stock units and stock options may also vest or be forfeited upon the occurrence of certain events as set forth in Mr. della Sala’s Employment Agreement, as amended, or the relevant grant documents.  The stock options will have a term of 7 years.

The Amendment also extends the time during which Mr. della Sala could be entitled to increased cash compensation until the earlier of (1) September 30, 2011, or (2) the date a permanent chief executive officer’s employment commences.  As previously reported with regard to the Third Amendment to Mr. della Sala’s Employment Agreement, while Mr. della Sala is serving as Interim CEO (a) his annual US Base Salary (as defined in the Employment Agreement, as amended) is increased from €391,000 to €480,000, payable in monthly increments, and (b) his target opportunity for his annual incentive bonus is increased from 120% of his US Base Salary (up to a maximum opportunity 240%) to 150% of his US Base Salary (up to a maximum opportunity of 300%), which increased target opportunity will be pro-rated for years in which he serves part of the year as Interim CEO.

The Amendment also accelerates the vesting dates for certain of Mr. della Sala’s outstanding restricted stock units and stock options (collectively “equity”) as follows:

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The equity granted to Mr. della Sala under the Second Amendment to his Employment Agreement will vest fully on December 31, 2012, rather than one-half on December 31, 2012 and one-half on December 31, 2013.

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The equity granted to Mr. della Sala under the Third Amendment to his Employment Agreement will vest one-third on December 1, 2011, one-third on December 1, 2012, and one-third on December 31, 2012, rather than one-third on December 1, 2011, one-third on December 1, 2012, and one-third on December 1, 2013.

Retirement of Director

On July 19, 2011, Raymond J. Milchovich, the Non-Executive Chairman of the Company’s Board, notified the Board that he will retire from the Board effective as of the end of the day on November 3, 2011.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment agreement between Foster Wheeler Inc. and J. Kent Masters, dated July 21, 2011
10.2	Fourth Amendment to the Employment Agreement between Foster Wheeler Inc. and Umberto della Sala, dated July 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER AG

DATE: July 25, 2011	By:	/s/ Michelle K. Davies
Michelle K. Davies
Corporate Secretary

EXHIBIT INDEX
Exhibit No.	Description

10.1	Employment agreement between Foster Wheeler Inc. and J. Kent Masters, dated July 21, 2011
10.2	Fourth Amendment to the Employment Agreement between Foster Wheeler Inc. and Umberto della Sala, dated July 20, 2011